Exhibit 2.2

FIRST AMENDMENT
TO
STOCK PURCHASE AGREEMENT

This First Amendment to Stock Purchase Agreement (this “Amendment”) is entered into as of April 1, 2014, by and among:

(a) (i) the Baumstark Family Trust (the “BF Trust”) established pursuant to that certain trust agreement entitled the Baumstark Family Trust and dated November 7, 2011, as amended, acting by and through its sole trustee, John T. Baumstark, Sr.; (ii) John T. Baumstark, Jr., David T. Baumstark, Amy B. Stivers and Emily B. Siddens (collectively the “Baumstark Beneficiaries”); and (iii) John T. Baumstark, Sr. (“JB, Sr.”), in his individual capacity (the BF Trust, JB. Sr. and the Baumstark Beneficiaries are collectively referred to as the “Archway Parties”), on the one hand, and

(b) Nexeo Solutions Sub Holding Corp., a Delaware corporation (“Buyer”), on the other hand.

Buyer and the Archway Parties are individually referred to as a “Party” and collectively as the “Parties.”

Recitals:

WHEREAS, Buyer and the Archway Parties entered into that certain Stock Purchase Agreement, dated as of February 10, 2014 (the “Stock Purchase Agreement”); and

WHEREAS, Buyer and the Archway Parties desire to (a) amend the definitions of “Effective Time” and “Closing” in the Stock Purchase Agreement, (b) correct a typographical error in the Stock Purchase Agreement, and (c) evidence the waiver by Buyer (on behalf of itself and its Affiliates) of certain Closing conditions, in each case as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in the Stock Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

1.                                      Recitals; Definitions.  The recitals set forth above are true and correct and are incorporated herein by this reference.  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Stock Purchase Agreement.

2.                                      Amendment.  The Stock Purchase Agreement is hereby amended or modified as follows:

a.              The definition of “Effective Time” now appearing in Exhibit A to the Stock Purchase Agreement is hereby amended in its entirety to read as follows: ““Effective Time” means 12:01 a.m. Central Time on the Closing Date.”

b.              The first sentence of Section 11.1(a) of the Stock Purchase Agreement is hereby amended by:

i.      deleting the words: “on the first date that is the last Business Day of the calendar month in which all the conditions set forth in ARTICLE IV are satisfied (or, to the extent permitted, waived by the Parties entitled to the benefits thereof), or at such other times and places as the Parties hereto may mutually agree, but in no event prior to March 31, 2014.”; and

ii.   substituting in lieu thereof the words: “on April 1, 2014 or such later date on which all the conditions set forth in ARTICLE IV are satisfied (or, to the extent permitted, waived by the Parties entitled to the benefits thereof).”

3.                                      Correction to the Date of Baumstark Family Trust Agreement.  The preamble to the Stock Purchase Agreement refers to “that certain trust agreement entitled the Baumstark Family Trust and dated November 15, 2011.”  The Parties agree and acknowledge that the November 15, 2011 date is incorrect and should have been November 7, 2011.  Accordingly, the quoted language is hereby amended and modified to read as follows: “that certain trust agreement entitled the Baumstark Family Trust and dated November 7, 2011.”

4.                                      Waiver of Archway Parties’ Obligation to Deliver Product Liability Insurance.  Buyer hereby waives the Closing condition set forth in Section 4.2(o) of the Stock Purchase Agreement and the Archway Parties’ performance of the obligation pursuant to Section 10.5 and Section 11.2(r) of the Stock Purchase Agreement to cause Product Liability Insurance to be issued and to provide documentation evidencing that the Company has obtained Product Liability Insurance.

5.                                      Waiver of Certain Provisions Related to the Combined Financial Statements.  Buyer hereby waives the Closing condition set forth in Section 4.2(g) of the Stock Purchase Agreement with respect to (a) the fact that the Combined Audited Financial Statements were delivered to Buyer less than ten days prior to the Closing Date, and (b) the fact that the Combined Interim Financial Statements do not reflect the SAS 100 review required pursuant to Section 9.5(c) of the Stock Purchase Agreement.  The Archway Parties agree and acknowledge that the foregoing waiver does not release or waive the Archway Parties’ obligations under Sections 9.5(c) and (d) of the Stock Purchase Agreement to use their reasonable commercial efforts to cooperate on a timely basis with the Independent Auditor to complete the SAS 100 review as contemplated in those Sections.

6.                                      Applicability of this Amendment to the Other Transaction Documents.  The Parties agree on behalf of themselves and their Affiliates that the agreements and waivers contained herein shall apply mutatis mutandis to the analogous provisions of the other Transaction Documents.

7.                                      References.  All references to the Stock Purchase Agreement in any document, instrument, agreement, or writing delivered pursuant to the Stock Purchase Agreement (as amended hereby) shall hereafter be deemed to refer to the Stock Purchase Agreement as amended hereby.

8.                                      Miscellaneous Provisions.  The provisions of Article XIV of the Stock Purchase Agreement are incorporated herein by this reference as if set out fully herein and shall apply in all respects to this Amendment.

9.                                      Counterparts.  This Amendment may be executed in any number of counterparts and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement.  Any signature hereto delivered by a Party hereto by facsimile transmission shall be deemed an original signature hereto.

10.                               Ratification.  The Stock Purchase Agreement, as amended hereby, is hereby ratified by Buyer and the Archway Parties.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

BUYER:

NEXEO SOLUTIONS SUB HOLDING CORP.

By:	/s/ Michael B. Farnell, Jr.
Name:	Michael B. Farnell, Jr.
Title:	Executive Vice President

ARCHWAY PARTIES:

THE BAUMSTARK FAMILY TRUST

By:	/s/ John T. Baumstark, Sr.
John T. Baumstark, Sr., sole trustee

/s/ John T. Baumstark, Sr.
John T. Baumstark, Sr.

/s/ John T. Baumstark, Jr.
John T. Baumstark, Jr.

/s/ David T. Baumstark
David T. Baumstark

/s/ Amy B. Stivers
Amy B. Stivers

/s/ Emily B. Siddens
Emily B. Siddens

Amendment to Stock Purchase Agreement